Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-22846 on Form S-8 of Seacoast Banking Corporation of Florida of our report dated June 27, 2006 appearing in this Annual Report on Form 11-K of the Retirement Savings Plan for Employees of First National Bank and Trust Company of the Treasure Coast for the year ended December 31, 2005.

/s/Crowe Chizek and Company LLC

Fort Lauderdale, Florida

July 7, 2006